Exhibit 10.2

10 January 2011

General Atlantic Mauritius Limited

c/o Abax Corporate Services Limited

6th Floor, Tower ‘A’, 1 Cybercity

Ebene, Mauritius

1.	We refer to following agreements dated the date hereof:

1.1	the Share Purchase Agreement dated 10 January 2011 entered into between Pan-Asia iGATE Solutions, a company existing under the laws of Mauritius (“iGATE Mauritius”) and General Atlantic Mauritius Limited, a company existing under the laws of Mauritius (“Seller”); and

1.2	the Securities Purchase Agreement dated 10 January 2011 entered into between iGATE Mauritius and the Seller;

collectively, the “Agreements”, in terms of which iGATE Mauritius have agreed to purchase the Sale Shares and the Sale ADSs from the Seller, as more particularly set out in the Agreements.

2.	iGATE Mauritius is a subsidiary of iGATE Corporation (“We”) and in consideration of the Seller entering into the Agreements with iGATE Mauritius, We hereby guarantee to the Seller the performance by iGATE Mauritius of its obligations under the Agreements.

3.	This letter shall be effective from the date hereof, and shall continue and shall remain in full force until the earlier of: (a) Completion and (b) termination of the Agreements in accordance with their terms, save and except to the extent of any surviving provisions in respect of which this letter shall terminate when such surviving provisions terminate.

4.	This letter shall be governed by the laws of India.

5.	Capitalised terms not defined herein shall have the same meaning as ascribed to such terms in the Agreements and Clause 1.2 (Interpretation), Clause 13 (Governing Law, Disputes and Submission to Jurisdiction) and Clause 14 (Miscellaneous) of the Agreements shall apply mutatis mutandis to this letter.

For and on behalf of iGATE Corporation

/s/ Sujit Sircar
Name: Sujit Sircar
Title: Chief Financial Officer

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